012 Putnam Equity Income Fund
11/30/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	24,687
Class B	 5,146
Class C	    451

72DD2 (000s omitted)

Class M	1,241
Class R	       1
Class Y	4,069

73A1

Class A	0.208
Class B	0.116
Class C	0.119

73A2
Class M 0.146
Class R	0.158
Class Y	0.240

74U1 (000s omitted)

Class A	118,482
Class B	47,313
Class C	4,611

74U2 (000s omitted)

Class M	9,012
Class R	33
Class Y	24,776

74V1

Class A	14.84
Class B	14.71
Class C	14.76

74V2

Class M	14.73
Class R	14.81
Class Y	14.84